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                     UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549





                        FORM 12B-25
               NOTIFICATION OF LATE FILING




                         FORM 10-KSB

For Period Ended: December 31, 2001 SEC FILE Number 0-30069
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PART I- REGISTRANT INFORMATION




                   Enviro-Energy Corporation
                 -----------------------------
                   Full Name of Registrant


                      ThermaFreeze, Inc.
                 -----------------------------
                  Former Name if Applicable

     4430 Haskell Avenue              Encino, CA 91436
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Address of Principal Executive     City, State and Zip code
Office











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PART II- RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b), the following should be completed.

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; [X] Yes


(b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report of Form 10Q, or portion thereof will filed on or before the fifth calendar day following the prescribed due date; [X] Yes


(c) The accountant's statement or other exhibit required by Rule 12b 25(c) has been attached if applicable [X] N/A


PART III- NARRATIVE


The Form 10-KSB for the fiscal year ended December 31, 2001 cannot be filed within the prescribed time period because the Company has encountered delays in finalizing its financial statements.


PART IV- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


             Galen Loven      509          921-9150
            ------------   ---------   ----------------
                Name       Area code   Telephone Number

(2) Have all other periodic reports required under Section
13 or 15 (d) of the Securities Exchange Act of 1934 or
Section 30 of the Investment Company Act of 1940 during the
preceding 12 months or for such shorter period that the
registrant was required to file such report(s) been filed?
If answer if no, identify report(s).     [X] Yes [ ] No


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(PART IV- OTHER INFORMATION, continued)

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                          [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimated of the results cannot be made.



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                   Enviro-Energy Corporation
                ------------------------------
          (Name of Registrant as Specified in Charter)

has caused this notification to the signed on its behalf by the undersigned hereunto duly authorized.


Date: March 29, 2002     By: /s/ Galen D. Loven, Chairman
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